HOULIHAN SMITH & COMPANY INC.

Exhibit 10.1

July 14, 2006

Mr. James A. Briscoe President & CEO 2766 N. Country Club Road Tucson, Arizona 85716

Dear Mr. Briscoe:

We are pleased to set forth the terms for the retention of Houlihan Smith & Company, Inc. ("Houlihan") by Liberty Star Gold Corp. ("Client") to assist the Client as its exclusive financial advisor and agent in connection with the Client's efforts to obtain approximately $20 million of equity financing (“Transaction”). This Agreement will confirm Houlihan's engagement by the Client on the following terms and conditions:

1.       Term. This Agreement shall be in effect for a period of one hundred-eighty (180) days from the date of acceptance by Client and continue thereafter until terminated by either party upon thirty (30) days prior written notice.

2.            Services. Houlihan will assist and advise Client in connection with identifying and contacting prospective investors with respect to the Transaction arranged by Houlihan and will solicit proposals on the Client’s behalf from prospective investors for any financing relating to the Transaction. Houlihan has been advised by Client that the Transaction will require aggregate financing of approximately $100 million. Houlihan agrees to assist Client to structure and obtain the financing from prospective investors.

In order to provide the above described services, Houlihan will use its best efforts to (i) familiarize itself with the business, operations, properties, financial condition of the Client and (ii) advise and assist management of the Client in making presentations for the financing.

3.            Information. In connection with Houlihan’s activities on the Client’s behalf, the Client will cooperate with Houlihan and will furnish Houlihan with all reasonable information and data concerning the Client and such other information that Houlihan deems appropriate (the “Information”), and will provide Houlihan and (subject to the execution of standard confidentiality agreements) any prospective lender, investor or investment banking firm with reasonable access to the Client’s officers, directors, employees, independent accountants and legal counsel. The Client represents and warrants that all Information (a) provided or otherwise made available to Houlihan by the Client will be accurate and complete in all material respects as of the date thereof and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, as of the date they were made, not misleading in the light of the circumstances under which such statements are made. (b) The Client further represents and warrants that any projections provided or otherwise made available to

105 W. Madison, Suite 1500	Tel: 312.499.5900 Toll Free: 800.654.4977	World Wide Web
Chicago, IL 60602	Fax: 312.499.5901	www.houlihansmith.com

Liberty Star Gold Corp.

July 14, 2006

Houlihan by the Client will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, the Client believes are reasonable. The Client acknowledges and agrees that, in rendering its services hereunder, Houlihan will be using and relying on the Information (and information available from public sources and other sources deemed reliable by Houlihan) without independent verification thereof by Houlihan or independent appraisal by Houlihan of any of the Client’s assets. Any advice rendered by Houlihan pursuant to this Agreement may not be disclosed publicly without Houlihan’s prior written consent.

4.            Right of Refusal. Client shall have the sole and absolute right to accept or reject any offer received from a prospective investor and/or lender, and any Success Fee (defined below) shall be payable by Client to Houlihan only if a Transaction is consummated.

5.            Compensation. In consideration of Houlihan providing Client with financial advisory and placement agent services, the Client agrees to pay Houlihan the following:

•

Retainer Fee – In consideration of preparing a request for financing document and assisting in identifying, negotiating and placing the financing on behalf of the client, Houlihan shall be paid a retainer of $75,000. Client shall pay $37,500 upon execution of this agreement with the balance due and payable in 45 days, and which fee shall be deducted from any Success Fees (defined below) paid to Houlihan.

Success Fee – Client shall pay to Houlihan a fee equal to six-percent (6%) of the aggregate gross proceeds of any and all equity funding obtained by Houlihan for the Client’s benefit in accordance with the terms of this agreement, less the cash retainer set forth above. Any Success Fee shall be paid to Advisor from the gross proceeds at the time of Financing of Client at the first date of closing. The Success Fee shall be based upon the total economic benefit or value received on or before the closing date( the “Closing”), or to be received at some future date, by Client, its shareholders, and related parties directly or indirectly arising from or connected with the Transaction. A Success Fee will be earned and payable for a transaction arranged by Advisor upon the occurrence of any of the following events:

A.	The receipt of any Economic Benefit, in whatever form, by Client during the term of this Agreement.

B.	The receipt of any Economic Benefit in whatever form, any time within two (2) years after the termination of this Agreement, if such source was introduced by Advisor.

C.

The phrase “Economic Benefit in whatever form” shall mean any and all amounts of money or other consideration received and/or conveyed to Client, or for Client’s benefit, or paid or conveyed by any source(s) in connection with the Financing of Client’s business.

The Success Fee shall be paid by wire transfer in full upon receipt of monies at the closing of the Transaction. If there is economic benefit received at a later date, that success fee will be paid when benefit is received by client.

6.             Reimbursed Expenses. Client shall promptly reimburse Advisor for all reasonable out-of-pocket expenses incurred by Houlihan in connection with the matters contemplated by this Agreement. Houlihan shall obtain Client’s prior approval before incurring any reimbursable expenses.

7.            Indemnity.       Client hereby agrees to indemnify and hold harmless Houlihan and its directors, officers, agents and employees to the full extent lawful, from and against any losses, claims, damages or liabilities related to or arising out of this engagement or in connection herewith, and to reimburse the party entitled to be indemnified hereunder for all reasonable expenses (including counsel fees) as may be incurred by such party in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or

105 W. Madison, Suite 1500	Tel: 312.499.5900 Toll Free: 800.654.4977	World Wide Web
Chicago, IL 60602	Fax: 312.499.5901	www.houlihansmith.com

Liberty Star Gold Corp.

July 14, 2006

threatened litigation or administrative proceedings; provided, however, Client will not be responsible for any claims, liabilities, losses, damages or expenses which have been finally judicially determined to have resulted primarily from the gross negligence, illegal acts, or willful misconduct of such party.

8.              No Representations. Houlihan makes no representations, expressed or implied, that it will effect a Transaction as a result of the services furnished under this Agreement. The duties of Houlihan shall not include legal or accounting services, which shall be procured by Client at its own expense.

9.            Entire Agreement. The signing party represents that he or she has unconditional authority to enter into this Agreement. This is the entire agreement between the parties pertaining to its subject matter and supersedes all prior agreements, representations and understandings of the parties. No modification of this Agreement shall be binding unless agreed in writing by the parties.

Please indicate your acceptance of this Agreement by executing and returning the enclosed copy of this letter and wire transfer the initial cash retainer fee of $37,500 to Houlihan Smith & Company (wire instructions are included under separate cover).

Very truly yours,
Houlihan Smith & Company, Inc.

/s/ Charles Botchway

Charles Botchway

Managing Director

Accepted and Agreed to this 21 day of July 2006

Liberty Star Gold Corp.

By: /s/ James Briscoe

Title: President

105 W. Madison, Suite 1500	Tel: 312.499.5900 Toll Free: 800.654.4977	World Wide Web
Chicago, IL 60602	Fax: 312.499.5901	www.houlihansmith.com